Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Connetics Corporation, pertaining to the 1995 Employee Stock Purchase Plan and Stock Plan (2000), of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedule of Connetics Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Connetics Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Connetics Corporation,, filed with the Securities and Exchange Commission.

/s/ ERNST and YOUNG LLP

Palo Alto, California
June 16, 2005